                                                                       Exhibit A

                                                                  CONFORMED COPY



                 _____________________________________________


                          SERVICE OBLIGATION AGREEMENT

                          dated as of December 1, 1998

                                    between

                             TELENOR EAST INVEST AS

                                      and

                OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"

        _______________________________________________________________

    SERVICE OBLIGATION AGREEMENT dated as of December 1, 1998 between TELENOR EAST INVEST AS, a corporation organized and existing under the laws of Norway

("Telenor"), and OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint
---------
stock company organized and existing under the laws of the Russian Federation (the "Company").
      -------

                                   WITNESSETH

     WHEREAS, the Company and Telenor are parties to the Primary Agreement dated as of December 1, 1998 (the "Primary Agreement") between Telenor and the
                             -----------------
Company;

     WHEREAS, the Company and Telenor are parties to the Service Obligation Agreement dated as of December 1, 1998 pursuant to which the Company has undertaken to provide personnel to perform certain functions for Telenor, to support the implementation of certain projects by Telenor and to train certain personnel of Telenor, in each case, on and subject to the terms and conditions set forth therein;

     WHEREAS, Telenor has personnel who are experienced in the field of telecommunications;

     WHEREAS, the Company wishes to make use of such personnel; and

     WHEREAS, Telenor is willing to provide such personnel to perform certain functions for the Company, to support the implementation of certain projects undertaken by the Company and to train certain personnel of the Company, in each case, on and subject to the terms and conditions set forth herein;


     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1    DEFINITIONS AND INTERPRETATION


1.1 Unless otherwise defined herein, terms defined in the Primary Agreement are used herein as therein defined. In addition, the following terms shall have the following meanings:

     "Agreement" means this Service Obligation Agreement and the Appendices;
      ---------

     "Annual Fee" has the meaning specified in Section 2.1.1.
      ----------

     "Assignment" means the designation of Personnel to perform services for the
      ----------
     Company pursuant to this Agreement.

     "Company" has the meaning specified in the preamble hereto.
      -------


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     "Event of Force Majeure" has the meaning specified in Section 13.
      ----------------------

     "Excess Costs" has the meaning specified in Section 2.1.2.
      ------------

     "First Assignment Period" has the meaning specified in Section 2.1.
      -----------------------

     "Notice Period" has the meaning specified in Section 2.1.2.
      -------------

     "Offer" means a confirmation issued by Telenor to the Company
      -----
     (substantially in the form of Appendix B) in response to a Request.

     "Parties" means Telenor and the Company, and "Party" means either of them.
      -------                                      -----

     "Personnel" means an individual or individuals assigned by Telenor to
      ---------
     provide services to the Company under this Agreement, including, without limitation, any Primary Secondee or Project Support Provider.

     "Placement Opening" has the meaning specified in Section 3.1.
      -----------------

     "Primary Agreement" has the meaning specified in the first recital hereto.
      -----------------

     "Project Support Provider" has the meaning specified in Section 4.1.
      ------------------------

     "Request" means a request for Personnel issued by the Company to Telenor
      -------
     (substantially in the form of Appendix A).

     "Service" means the provision of Personnel to the Company by Telenor under
      -------
     this Agreement for the purposes described in any Request issued hereunder.

     "Short Term Support Provider" has the meaning specified in Section 4.2.
      ---------------------------

     "Telenor" has the meaning specified in the preamble hereto.
      -------

     "Termination Date" has the meaning specified in Section 12.2.
      ----------------

     "VAT" has the meaning specified in Section 2.1.1.
      ---

1.2 Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

     (a) the singular shall include the plural, and the plural shall include the singular;


     (b)  words of any gender shall include the other gender;

     (c) the words "hereof", "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

     (d) a reference to any "Section" or "Appendix" is a reference to a specific Section of, or Appendix to, this Agreement;

     (e) a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority, whether or not having the force of law;

     (f) a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;

     (g) a reference to any Person shall include such Person's successors and permitted assigns under any agreement, instrument, contract or other document; and

     (h) a reference to "employees" of Telenor shall also include employees of any of Telenor's Affiliates and those subcontractors notified in advance to, and accepted by, the Company.

2    Requests for and PROVISION OF PERSONNEL

2.1 For a period of three (3) years commencing on January 1, 1999 and ending on December 31, 2002 (the "First Assignment Period"), Telenor shall provide
                             -----------------------
     the Company with five (5) professionals, three (3) of whom are named on Appendix C (together with any of their replacements and any additional individuals appointed under this Agreement, the "Primary Secondees"). The
                                                      -----------------
     remaining two initial Primary Secondees shall be requested by the Company, selected by Telenor and appointed by the Company at the deputy or assistant manager level in accordance with Section 2.2. The Parties may from time to time agree upon the provision of additional Primary Secondees to the Company under this Agreement. The Company shall pay to Telenor for each Primary Secondee the amount specified in this Section 2.1. All proposed Assignments of Primary Secondees (other than the three (3) initial Primary Secondees named on Appendix C) shall be subject to the Request and Offer procedure set forth in Section 2.2.

     2.1.1 Subject to adjustment in accordance with Section 2.1.2 and 2.1.3, the annual fee for each such Primary Secondee shall be US$150,000 (the "Annual Fee"), exclusive of any applicable Russian value added
                  ----------
            tax ("VAT").  The Annual Fee shall be paid by the Company to Telenor
                  ---
            in quarterly installments in accordance with Section 9. With respect to any Personnel, unless otherwise agreed by the Parties in writing, the Annual Fee shall be inclusive of all expenses, wages and costs relating to such Personnel.

     2.1.2 Not more than thirty (30) but not less than fifteen (15) days prior to the end of each of the first and second years of the First Assignment Period (the "Notice Period"), Telenor may advise the
                                    -------------
            Company whether the actual cost incurred by Telenor with regard to any Primary Secondee is forecasted to exceed US$350,000 in the coming year and the amount of such excess (the "Excess Costs").
                                                            ------ -----
            Telenor shall compute the actual cost of the Primary Secondees on the basis of actual and reasonable documented costs, verifiable by the

            Company, consistent with Telenor's General Regulations for Posting Abroad attached as Appendix D (which may be amended by Telenor from time to time) and reflective of generally applicable conditions for Persons expatriated to the Russian Federation. Upon request by the Company, Telenor shall make available to the Company for verification purposes all cost information and calculations relating thereto used by Telenor in determining Excess Costs.

     2.1.3 With respect to any Primary Secondee, the Excess Costs for the second and third years of the First Assignment Period, verified and agreeable to the Company, shall be borne fifty percent (50%) by the Company and fifty percent (50%) by Telenor. Accordingly, if there are Excess Costs with respect to a Primary Secondee in the second or third year of the First Assignment Period, the Annual Fee for such year shall be equal to the sum of US$150,000 and fifty percent (50%) of the Excess Costs for such Primary Secondee for such year, as determined in accordance with Section 2.1.2.

     2.1.4 The Company shall in no event be liable retroactively for any actual costs which exceed Excess Costs or, in the event Telenor fails to notify the Company of the existence of Excess Costs during the Notice Period, for any non-notified Excess Costs.

     2.1.5 The Company shall in no event be liable for any Russian taxes payable by any of the Personnel.

     2.1.6 Telenor shall from time to time provide tax exemption certificates in the form prescribed by Russian legislation and with the proper notations of the Russian tax authorities to the Company to permit the Company to avoid withholding obligations that would arise absent such certificates. Telenor shall ensure that such certificates remain in effect during all Assignments and cover all Annual Fees and Excess Costs payable by the Company. If Telenor does not provide such certificates prior to the date on which the Company is scheduled to make any payment under this Agreement (subject to any written request by Telenor to delay such payment), or if any certificate provided by Telenor to the Company ceases to be in effect, the Company may withhold the appropriate amount of tax in accordance with applicable law, such withholding shall not be considered a breach of the Company's obligations under this Agreement, and the Company shall not be obligated to pay interest under Section 9.2 on any payment delayed solely as a consequence of failure by Telenor to have obtained or maintained any such certificate.

2.2 During the term hereof, Personnel (in addition to the three (3) initial Primary Secondees named on Appendix C) may be requested by the Company from Telenor, and employees of the Company may be placed with Telenor, in the following manner:

     2.2.1  The Company shall submit a Request to Telenor.

     2.2.2 Telenor shall use reasonable efforts to supply or procure Personnel or provide a Placement Opening conforming to the terms of such Request, and Telenor shall provide the Company with an Offer within thirty (30) days of receipt of such Request.

     2.2.3 If such Offer is acceptable to the Company, such Offer shall be signed by an authorized representative of the Company and a copy thereof returned to Telenor. The Company and Telenor shall use reasonable efforts to resolve any terms of such Offer which are unacceptable to the Company.

     2.2.4 Notwithstanding any contrary provision in this Agreement, Telenor will be under no obligation to the Company in respect of the provision of Personnel or a Placement Opening unless and until Telenor has provided the Company with an Offer in respect of such Personnel or a Placement Opening, as the case may be, and such Offer is accepted and signed by the Company.

     2.2.5 An Offer which has been accepted by the Company shall constitute an integral part of this Agreement and, except to the extent otherwise specified therein, be wholly subject to the terms and conditions of this Agreement.

     2.2.6 Upon request, Telenor shall provide the Company with information regarding the experience and skills possessed by all Personnel who are the subject of an Offer. In addition, Telenor shall make such proposed Personnel reasonably available to the Company for the purpose of being interviewed by senior management of the Company.

2.3 Telenor will provide or procure required Personnel in a professional manner, using persons suitably qualified to undertake such work.

2.4 It is envisaged that Personnel will be based at the Company's headquarters in Moscow or at such other location as may be agreed in the Offer to which such Personnel are subject.

2.5 The Company hereby acknowledges that all Assignments will be subject to Telenor's General Regulations for Posting Abroad (the current version of which is attached as Appendix D) may be in force from time to time. Upon request by the Company from time to time, Telenor shall make available to the Company the current version of such General Regulations for Posting Abroad.

3    SECONDMENT OF COMPANY EMPLOYEES TO TELENOR

3.1 The Company shall have the right to place employees of the Company or any of its Affiliates with Telenor on a temporary basis for the purpose of gaining work experience and obtaining technical, managerial and professional training (each, a "Placement Opening"). The terms of each
                                     -----------------
     such Placement Opening shall be subject to Telenor's approval. However, the Company shall be entitled in its sole discretion to select the employees who will participate in any Placement Opening.

3.2 Unless otherwise agreed by the Parties in an Offer which has been accepted by the Company, Telenor shall assume and bear the costs of hosting the employees of the Company placed with Telenor pursuant to this Section 3.

3.3 The employees of the Company placed with Telenor shall be subject to and shall comply with all rules and regulations generally applicable to Telenor employees, including, without limitation, those rules and regulations governing security clearance.

4    PROJECT SUPPORT PROVIDERS AND OTHER TELENOR APPOINTEES

Subject to Section 12.6, during the term of this Agreement:

4.1 The Company may request Telenor to provide the Company with individuals who can provide technical services, information processing and project support (each, a "Project Support Provider").
               ------------------------

     4.1.1 All proposed Assignments of Project Support Providers shall be subject to the Request and Offer procedure set forth in Section 2.2.

     4.1.2 Notwithstanding Section 6.1, Telenor shall exercise all reasonable endeavors to provide fully qualified Project Support Providers to the Company in accordance with Requests, but makes no warranties of any kind as to the same, either express or limited, except that Telenor warrants the validity of any Project Support Provider's qualifications communicated by Telenor to the Company in writing.

4.2 The Company may request Telenor to provide the Company with individuals capable of participating in activities of a task-force or work-shop nature, including, without limitation, vendor contract negotiations, network roll out, IT systems reviews, market plan reviews and management training (each, a "Short Term Support Provider").
        ---------------------------

     4.2.1 All proposed Assignments of Short Term Support Providers shall be subject to the Request and Offer procedure set forth in Section 2.2.

     4.2.2 Unless otherwise agreed by the Parties in an Offer which has been accepted by the Company, Telenor shall be responsible for all travel and accommodation expenses for Short Term Support Providers, and the Company shall be responsible for any consultancy fees which may arise in connection with the use of non-Telenor personnel as Short Term Support Providers when the Parties have mutually agreed upon the use of such non-Telenor personnel.

5    DURATION OF ASSIGNMENTS

5.1 The period for which any Personnel shall be assigned to the Company shall commence on the date specified in the Offer accepted by Telenor in respect of such Personnel, and shall continue for the duration specified therein, unless extended by the written agreement of the Parties.

5.2 The duration of an Assignment shall include reasonable time to travel to and from the Russian Federation at the commencement and completion of the Assignment.

6    PERSONNEL

6.1 Telenor shall use reasonable efforts to provide the Personnel named in an Offer, or in the absence of any named Personnel, such professionals as it considers most suitably qualified to perform the Assignment. Telenor shall endeavor to maintain the continuity of Personnel throughout an Assignment but reserves the right at any time to vary Personnel upon reasonable notice.

6.2 The Personnel assigned by Telenor to the Company under this Agreement shall at all times remain the employees of Telenor

6.3 Any Personnel assigned by Telenor to the Company shall offer the Company their full time and services and shall be under the direction, control and supervision of the Company for the agreed period of such Assignment. Telenor shall make reasonable efforts to ensure that Personnel will comply with all reasonable instructions and directions issued by the Company, including, without limitation, rules and regulations applicable to security clearance. The Personnel shall also be subject to, and shall comply with, all rules and regulations applicable to employees of the Company in the corresponding class generally. The Company shall be responsible for the costs of all business related trips initiated by the Company for any Personnel in accordance with the Company's policy in effect with respect to employees of the Company in the corresponding class generally.

6.4 Nothing in this Agreement shall prevent Telenor from providing similar services to third parties with Personnel other than those assigned to the Company or to restrict Telenor's use of such Personnel in any way after the conclusion of such Personnel's Assignment. Telenor shall also cause all Personnel to be bound by and comply with the confidentiality provisions set forth in Section 11.

6.5 The Company shall have the right to terminate any Assignment at any time by giving written notice thereof to Telenor. If such rejection is exercised within ninety (90) days of the commencement date of such Personnel's Assignment, Telenor undertakes to replace any rejected Personnel as soon as practicable at no additional cost to the Company. The Company shall pay for the rejected Personnel until the effective date of the rejection notice.

     If a rejection notice is received by Telenor after the initial period of ninety (90) days, all costs and relevant expenses associated with such rejected Personnel incurred up to thirty (30) days after the date of the rejection notice shall be for the Company's account.

6.6 Within a reasonable period prior to the end of any period of an Assignment, the Company shall cooperate with Telenor and the Personnel as to the repatriation of such Personnel to Telenor.

7    INTELLECTUAL PROPERTY RIGHTS

7.1 Telenor shall have an irrevocable, royalty-free, non-exclusive, non-transferable license to use any reports, information, drawings, software, or other material produced by



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

     Personnel under this Agreement for its own internal purposes, although copyright and any other intellectual property rights in such material shall be vested in and remain the absolute property of the Company or its licensor. Nothing in this Agreement shall prevent Telenor from making use of know-how acquired, principles learned or developed or experience gained during the performance of this Agreement, provided such use is not detrimental to the Company.

7.2 Subject to Section 7.1, nothing in this Agreement shall be deemed to or require Telenor to transfer, assign or license any intellectual property rights to the Company.

7.3 Subject to Section 7.1, neither Party may make use of the other Party's name, trade name, copyright or other intellectual property rights without the prior written consent of the other Party.

8    INDEMNITY

8.1 Telenor shall indemnify the Company for any loss, damage, claim or cost to the Company and/or any of its Affiliates to the extent such loss, damage, claim or cost arises as a result of gross negligence or willful misconduct by Telenor or any Personnel in relation to the performance of this Agreement.

8.2 Telenor shall indemnify, defend and hold the Company harmless against all claims, actions or proceedings (and all damages and costs in connection therewith) brought or instituted or threatened against the Company and/or Telenor by or on behalf of any Personnel as a result of (a) injury, disease or death of such Personnel (except where caused by the willful misconduct of the Company) and/or (b) a violation or an alleged violation by the Company of such Personnel's rights under Norwegian labor or employment laws.

8.3 Telenor's liability for errors or omissions in any part of the Service, which may arise from any failure by Telenor to exercise the reasonable skill and care expected of a provider of competent telecommunications staff will be limited to re-provision of Personnel in order to correct such errors or omissions.

8.4 Neither party shall be liable for loss (whether direct or indirect) of profits, business, anticipated savings or for any indirect or consequential loss whatsoever.

8.5 Each provision of this Section 8 limiting or excluding liability operates separately in itself and shall survive independently of the others.

9    PAYMENTS

9.1 Telenor will invoice the Company at the end of each quarter for all sums accrued and in arrears at such time under this Agreement and each Offer which has been accepted by Telenor. Each invoice rendered by Telenor shall be accompanied by an act of acceptance executed by Telenor which the Company shall counter-sign and return to Telenor, evidencing the Company's acceptance, which shall not be unreasonably withheld, of the services rendered and, in accordance with such act of acceptance, the Company shall effect payment to Telenor under the related invoice.

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9.2  Payment shall be made in US dollars and paid to Telenor's bank named in such invoice, subject to compliance with applicable Russian Federation currency laws and regulations, and is due within thirty (30) days of the invoice date. Telenor may charge daily interest on late payments at an annual rate equal to four percent (4%) plus the London Inter Bank Offered Rate for deposits in US dollars for a period of one month, as published in the Financial Times on the invoice date.

9.3 VAT, if any, in the amount then prescribed by Russian legislation, which is incurred by Telenor, shall be specified in the acceptance act or invoice and shall be paid by the Company.

10   SUPPORT, INFORMATION, DATA,  OFFICE FACILITIES AND ACCESS

10.1 Subject to Section 11, the Company shall provide Telenor with all relevant support, information and data available to the Company which may be reasonably required by Telenor or the Personnel, from time to time, in order to effectively perform their duties under this Agreement. The Company, upon the receipt of a request from Telenor, shall provide the Personnel, free of charge, and as promptly as practicable, with adequate office accommodation, facilities and other support in Russia, including national and international telephone access, computing equipment and software, secretarial services and support and any stationery which such Personnel may reasonably require for the effective performance of their obligations under this Agreement.

10.2 Telenor shall, upon the receipt of a request from the Company, provide those employees of the Company who are placed with Telenor in an advisory capacity pursuant to Section 3, free of charge, and as promptly as practicable, with adequate office accommodation, facilities and other support in Norway, including national and international telephone access, computing equipment and software, secretarial services and support and any stationery which such employees of the Company may reasonably require for the effective performance of this Agreement.

10.3 The Company shall provide the Personnel assigned to the Company at all reasonable times with full and convenient access to the Company's premises and use its reasonable endeavors to secure access for Telenor and the Personnel to any third party premises necessary for the purpose of carrying out their obligations under this Agreement; provided that, upon termination of any Assignment in accordance with Section 4.5, the Company may in its sole discretion terminate any and all such rights of access of the relevant Personnel. Telenor shall provide employees of the Company placed with Telenor pursuant to Section 3 with such access to Telenor's premises as is contemplated by the Offer to which such Personnel are subject.

11   CONFIDENTIALITY

This Agreement and confidential information developed or compiled by or for either Party in connection with this Agreement shall be treated by the Parties and all Personnel as confidential, and neither Party hereto nor any Personnel shall disclose such confidential information to any third party except with the prior written approval of the other Party (or in the case of Personnel, without the approval of the Company); provided, however, that any such confidential information may be disclosed (a) on a need to know basis only and subject to prior written notice to the other Party, to an Affiliate or consultant of a Party, or an arbitrator or a prospective Affiliate of a Party, purchaser or lender with respect to either Party if such Person commits to be bound by the terms of this Section 11; (b) if already known to the other Party without any restriction on disclosure (other than through a breach of this Section 11); (c) if and when such information becomes public knowledge through no act or omission of a Party; or (d) in the reasonable judgment of the Party, if and to the extent disclosure is required by governmental requirements, by a court of law or by the requirements of applicable securities laws. Upon request by the Company, on completion or termination of this Agreement, Telenor shall return to the Company any confidential information then in its possession which it received from the Company in connection with this Agreement.

12    EFFECTIVENESS, TERMINATION AND SURVIVAL

12.1 Subject to Section 12.6, this Agreement shall become effective on the Closing Date and shall remain in effect until the Termination Date.

12.2 Either Party may terminate this Agreement at any time by giving the other at least three (3) months' notice in writing, with a proposed termination date designated therein (the "Termination Date") which is on or after the
                                    ----------------
      date of expiry or termination of all of the Assignments then in effect hereunder; provided that Telenor shall not be entitled to terminate this Agreement pursuant to this Section 12.2 prior to the third anniversary of the Effective Date.

12.3 Either Party may terminate this Agreement or any Assignment, with immediate effect, by giving notice to the other Party if:

      (a) an Event of Force Majeure prevents the performance of the whole or a substantial part of the other Party's obligations under this Agreement or such Assignment for a continuous period of three (3) calendar months after the date on which such obligations or such Assignment, as the case may be, should have been performed;

      (b) the other Party is the subject of a bankruptcy order, or becomes insolvent, or makes any arrangement or composition with or assignment for the benefit of its creditors, or if any of the other Party's assets are the subject of any form of seizure, or goes into liquidation, either voluntarily (otherwise than from reconstruction or amalgamation) or compulsory or if a receiver or administrator is appointed over its assets (or the equivalent of any such event in the jurisdiction of such other Party);

      (c) the other Party commits a material breach of its obligations hereunder (where such breach is capable of remedy) and such Party has also failed to remedy such breach within a reasonable period of time, not exceeding thirty (30) days after having received notice of such default;

      (d) the other Party fails to pay any amount owing by it hereunder within ninety (90) days of the due date thereof (unless the delay is at the other Party's request pursuant to Section 2.1.6); or

      (e) the other Party has terminated the VimpelCom Service Obligation Agreement.

12.4 In addition to its rights under Sections 12.1 and 12.2, Telenor shall be entitled to suspend the provision of the Personnel for a period of up to thirty (30) days in circumstances in which Telenor would be entitled to exercise the rights to terminate contained therein. During any such suspension period, the Company's payment obligations to Telenor shall also be suspended.

12.5 The termination of this Agreement or of any Personnel subject to it shall not relieve the Company of its obligation to pay for all work performed by Telenor and its Personnel in accordance with this Agreement up to the Termination Date. Final invoices rendered by Telenor shall include fees for Personnel until the Termination Date.

12.6 The rights and obligations of the Parties under Sections 7, 8, 9, 11, 12, 15 and 18 shall survive the Termination Date, if any.

13    FORCE MAJEURE

      Neither Party shall be liable for any breach of this Agreement which is caused by an event beyond its reasonable control and which affects its ability to perform its obligations hereunder (an "Event of Force
                                                        --------------
      Majeure"), including, without limitation, any Acts of God, riots, civil
      -------
      commotions, insurrections, wars, strikes, lockouts or any other events beyond its control.

14    AGENCY

      Unless agreed in writing to the contrary, neither Party shall be the other Party's agent nor make any contracts on behalf of the other Party, bind the other Party to any obligation or in any way act as an agent or on behalf of the other Party.

15    RECRUITMENT QUARANTINE PERIOD

      The Company agrees that, during the term of this Agreement and for a period of twelve (12) months thereafter, neither it nor any of its Affiliates shall, without Telenor's prior written agreement, (directly nor indirectly) employ or engage as an independent consultant or offer employment or any such engagement to any of the Personnel.

16    ASSIGNMENT

      The Company shall not assign or transfer any of its rights or obligations under this Agreement, without the written consent of Telenor. At any time, this Agreement and any right, interest or obligation hereunder, may be assigned or in any other way transferred by Telenor to any third party, provided that (a) any such third party (i) is an Affiliate of Telenor and
      (ii) agrees in writing to be bound by all of the terms, conditions and provisions contained herein and (b) if such third party is not Telenor AS, the obligations of such third party hereunder are guaranteed by Telenor AS on terms and conditions substantially similar to those set forth in the Guarantee

     Agreement. The Company hereby consents and agrees to such assignment or transfer and further agrees that such assignment or transfer shall be immediately and automatically effective without the need for any further action by the Company. Without prejudice to the foregoing, the Company shall execute any agreement or any other documents as may be required, convenient or appropriate to implement, or otherwise fulfill the purposes of, such assignment or transfer. In the event of such assignment or transfer, the Parties hereby agree that (i) this Agreement and all provisions hereof applicable to Telenor shall inure to the benefit of and otherwise apply to Telenor's assignee and (ii) Telenor shall be automatically and immediately released of any and all of its obligations hereunder.

17   PERMITS, AUTHORIZATIONS, ASSISTANCE, CUSTOMS CLEARANCE, ETC.

     The Company shall, at no cost to Telenor or any Personnel:

     (a) use its best efforts to assist Telenor in obtaining visas, working permits and any other approvals necessary to enable the Personnel to perform their obligations effectively from time to time;

     (b) provide all possible assistance in obtaining customs clearance for all documents, books, equipment or personal effects which Telenor considers to be required;

     (c) arrange for any necessary communication and co-operation between Telenor and any other authorities in connection with the performance of Assignments;

     (d) provide assistance in the booking of airline flights, hotel accommodation rental of more permanent accommodations and car rental, when this can save considerable time and/or money for the Personnel and/or Telenor, compared to managing without such assistance; and

     (e) provide security during working hours at a level normally provided to Company employees of similar status.

     Such assistance and endeavors shall be reciprocated by Telenor, as applicable, to any employee of the Company placed with Telenor pursuant to
     Section 3.

18   MISCELLANEOUS

18.1 This Agreement shall be governed by, and construed in accordance with, the laws of Norway.

18.2 All written communications between the Company and Telenor in relation to this Agreement shall be in the English language, unless otherwise agreed.

18.3 This Agreement (and any Offers accepted in accordance with the terms hereof) constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous expectations, understandings, communications, representations and agreements, whether verbal or written, among the Parties with respect to the subject matter hereof. This Agreement shall not be amended, supplemented or otherwise modified except by written agreement of the Parties.

18.4 Failure of either Party at any time to enforce any of the provisions of this Agreement shall neither be construed as a waiver of any rights or remedies hereunder nor in any way affect the validity of this Agreement or any part of it. No waiver shall be effective unless given in writing and no waiver of a breach of this Agreement shall constitute a waiver of any antecedent or subsequent breach.

18.5 Unless otherwise specified herein, any notice required or permitted to be given hereunder by any Party shall be in writing and shall be deemed to have been given if mailed by prepaid registered mail, sent by facsimile or delivered to, the address of the other Parties as hereinafter set forth:

     If to Telenor, to:                 Telenor East Invest AS
                                        P.O. Box 6701 St. Olavs plass
                                        N-0130 Oslo, Norway


                                        Attn:  Mr. Henrik Torgersen
                                        Telefax no.: + 44 22 77 99 09

     If to the Company, to:             AO Vimpel-Communications
                                        10-12 Ul. 8 Marta
                                        Moscow 125083, Russia
                                        Attn: Mr. Vladimir V. Preobrazhensky
                                        Telefax no.: + 7 095 755-3682

18.6 Any term or provision of this Agreement which is held invalid or unenforceable by a court of competent jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Party intended to benefited by such provision and provisions of this Agreement.

18.7 Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. There shall be three (3) arbitrators. Telenor shall appoint one (1) arbitrator, and the Company shall appoint one (i) arbitrator, and the two (2) arbitrators shall appoint the third arbitrator. The seat of the arbitration shall be Stockholm, Sweden, and the English language shall be used throughout the arbitral proceeding. Each party shall bear its own costs of arbitration, including attorneys' fees.

18.8 Telenor waives any defense based on sovereign immunity with respect to this Agreement to the same degree and in accordance with the same terms and conditions as are set forth in the Primary Agreement.

          IN WITNESS WHEREOF, the Parties have entered into this Service Obligation Agreement as of the day and year first above written.

                            TELENOR EAST INVEST AS


                            By: /s/ Henrik Torgersen
                                --------------------
                              Name: Henrik Torgersen
                              Title:  President and CEO


                            OPEN JOINT STOCK COMPANY
                            "VIMPEL-COMMUNICATIONS"


                            By: /s/ Dmitri B. Zimin
                                -------------------
                            Name: Dmitri B. Zimin
                            Title: President and Chief Executive Officer


                            By: /s/ Vladimir M. Bychenkov
                                -------------------------
                            Name: Vladimir M. Bychenkov
                            Title:   Chief Accountant